EXHIBIT 10.2

FORM OF SEVERANCE PROTECTION AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of the [●] day of [●] 20[●] (the “Effective Date”), by and between Murphy Oil Corporation, a Delaware corporation, and its Successors and Assigns (collectively, the “Company”) and [●] (“Executive”). Unless otherwise indicated, capitalized terms used in this Agreement shall have the meanings as set forth in Section 15.

WHEREAS, the Board of Directors of the Company, acting through its Executive Compensation Committee (the “Committee”), recognizes that the possibility of a Change in Control exists and that the threat or the occurrence of a Change in Control and its inherent uncertainties can result in significant distractions of its key management personnel;

WHEREAS, the Committee has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of Executive in the event of a threat or occurrence of a Change in Control and to ensure Executive’s continued dedication and efforts in such event; and

WHEREAS, in order to induce Executive to remain in the employ of the Company, particularly in the event of a threat or occurrence of a Change in Control, the Company desires to enter into this Agreement with Executive to provide Executive with certain benefits in the event Executive’s employment is terminated as a result of, or in connection with, a Change in Control.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Term of Agreement; Consent.  The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue in effect until the third anniversary of the Effective Date; provided, however, that the Term shall automatically be extended for additional successive one year periods unless either the Company or Executive provides written notice to the other at least 90 days prior to the end of the Term as then in effect that the Term shall not be so extended. Notwithstanding the foregoing, (i) if a Change in Control occurs during the Term, the Term shall remain in effect until the date that is 24 months after the occurrence of a Change in Control and (ii) this Agreement shall expire and be of no further force and effect in the event of any termination of Executive’s employment that occurs prior to a Change in Control.

2. Termination of Employment.

2.1 Amount of Compensation and Benefits.  If, during the Term, Executive’s employment with the Company is terminated within 24 months following a Change in Control, Executive shall be entitled to the following compensation and benefits:

(a) If such termination of Executive’s employment is (1) by the Company for Cause or Disability, (2) by reason of Executive’s death, or (3) by Executive for other than Good Reason, the Company shall pay Executive the Accrued Compensation.
(b) If such termination of Executive’s employment is for any reason other than as specified in Section 2.1(a), Executive shall be entitled to the following payments and benefits:
(i) the Company shall pay Executive the Accrued Compensation;

(ii) the Company shall pay Executive as severance pay an amount in cash equal to two (2) times the sum of (A) the Base Salary and (B) the Bonus Amount, paid in a single lump sum cash payment on the 60th day after the date of the termination of the Executive’s employment; and

(iii) Any stock options or other equity-based awards including, without limitation, restricted stock unit awards and stock appreciation rights held by Executive that are outstanding on the Termination Date (collectively, “Company Equity Awards”) and any stock options or other equity-based awards into which the Company Equity Awards are converted, or stock options or other equity-based awards granted in substitution for the Company Equity Awards, shall on the Termination Date become fully vested, exercisable and payable, as applicable; provided,  however, that all performance based restricted stock unit or similar awards shall be paid out at target or 100% performance, as the case may be. Notwithstanding the foregoing, no stock option or other equity-based award shall be exercisable after the specified maximum term of the stock option or other equity-based award, as set forth in the applicable Company equity- based compensation plan or award agreement.

(iv) For the 30-month period immediately following the Termination Date, the Company shall arrange to provide Executive and Executive’s dependents life, accident, and health insurance benefits substantially similar to those provided to Executive and Executive’s dependents immediately prior to the Termination Date or, if more favorable to Executive, those provided to Executive and Executive’s dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to Executive than the cost to Executive immediately prior to such date or occurrence; provided,  however, if providing such benefits could subject the Company, Executive or any applicable Company plan to any excise tax for failure to comply with any law applicable to group health plans which becomes effective after the Effective Date, the Company and Executive shall in good faith renegotiate this Section 2.1(b)(iv) to achieve a result that preserves as closely as possible the parties’ intended after-tax economic positions under this Section 2.1(b)(iv).

(c) If at the time of Executive’s Separation from Service, Executive is a Specified Employee, any and all amounts payable under this Section 2 in connection with such Separation from Service that constitute deferred compensation subject to Section 409A of the Code (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such Separation from Service, shall instead be paid on the date that follows the date of such Separation from Service by six months. For purposes of the preceding sentence, “Separation from Service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “Specified Employee” shall mean an individual determined by the Company to be a Specified Employee as defined in subsection (a)(2)(B)(i) of Section 409A. In the event of any delay in payments under this Section 2.1(c), the deferred amount shall bear interest at the 10 year Treasury rate in effect on the Termination Date until paid.

(d) The amounts provided for in Sections 2.1(b)(ii),  (iii) and (iv) (the “Severance Amounts”) shall be subject to Executive’s execution and delivery of a timely (but in no event later than 55 days after the date of the termination of Executive’s employment with the Company) and effective release of claims, in a mutually agreeable form (the “Release of Claims”), provided that if the aforementioned 55-day period begins in one taxable year and ends in the following taxable year, payment of the Severance Amounts shall not commence or occur until the following taxable year. Any such Release of Claims shall preserve all of Executive’s (i) vested rights, if any and to the extent applicable, under (x) the Company’s equity-based compensation plans or award agreements and (y) the Company’s other employee benefit plans and (ii) rights, to the extent applicable, under the Company’s director and officer indemnification arrangements. If Executive refuses to execute and deliver the Release of Claims, or if Executive revokes the Release of Claims as provided therein, Executive shall not receive the Severance Amounts or any other payment or benefit to which Executive is not otherwise entitled.

(e) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

(f) In order to ensure that, following a Change in Control, sufficient assets are available to satisfy the Company’s obligations to Executive and Executive’s beneficiaries under the SERP, the Company may establish a grantor or

“Rabbi” trust with an independent reputable financial institution as trustee, to which the Company may, in its discretion, contribute cash or other property to provide for the payment of benefits to Executive and Executive’s beneficiaries under the SERP (the “Trust”). The Trust shall comply in all material respects with the model grantor trust set forth in Rev. Proc. 92-64, 1992-2C.B422.

(i) Notwithstanding the foregoing, no later than 60 days prior to a Change in Control, the Company shall (x) establish a Trust if one has not been previously established and (y) transfer to the Trust such assets as the Company determines in good faith are at least equal to, on a present value basis, the Company’s liabilities to Executive and Executive’s beneficiaries under the SERP (the “SERP Liabilities”) determined as of the date 24 months after the date of the Change in Control. The Company shall, from time to time therefore make additional contributions to the Trust such that the assets therein are at all times at least equal to the then SERP Liabilities.

(ii) The provisions of the SERP shall determine the rights of Executive and Executive’s beneficiaries to receive distributions from the Trust in respect of benefits otherwise payable to Executive or Executive’s beneficiaries under the SERP, and any such distribution shall reduce the Company’s obligations under the SERP. The provisions of the Trust shall govern the rights of the Company, Executive and the creditors of the Company to the assets transferred to the Trust. On and after a Change in Control, the Trust may not be (x) amended in any way adverse to Executive or Executive’s beneficiaries, and (y) terminated or revoked unless and until all SERP Liabilities have been paid or otherwise distributed to Executive and Executive’s beneficiaries, as applicable.

(g) Notwithstanding the foregoing, the payments otherwise due hereunder may be limited to the extent provided in Section 4 hereof.
2.2 Coordination with other Compensation and Benefits.

(a) The severance pay and benefits provided for in this Section 2 following a Change in Control shall be in lieu of any other severance or termination pay to which Executive may be entitled following a Change in Control under any other Company plan, program, practice, arrangement or agreement providing severance benefits.

(b) Executive’s entitlement to any other compensation or benefits following a Change of Control shall be determined in accordance with the Company’s employee benefit plans and other applicable plans, programs, practices, arrangements or agreements then in effect. In particular, if Executive is eligible to retire on his

Termination Date, any termination of Executive’s employment pursuant to this Agreement shall not prevent his termination from being classified as a “retirement” for purposes of the Company’s retirement plan, the SERP or any of its equity compensation plans.

2.3 Relocation Benefits.  In the event of termination of Executive’s employment other than as specified in Section 2.1(a), if Executive provides written notice to the Company within 90 days after the date of termination that Executive intends to relocate Executive’s principal residence to another city and such relocation is completed within one year after the date of termination, the Company shall reimburse Executive for reasonable documented home finding and moving expenses in accordance with the Company’s relocation policy as in effect from time to time. Executive shall present appropriate documentation to the Company in support of any reimbursement request hereunder.

3. Notice of Termination.  Following a Change in Control, any purported termination of Executive’s employment by the Company shall be communicated by Notice of Termination to Executive. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

4. Contingent Cutback.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) so that the value of all Payments equals 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code and the applicable Treasury Regulations thereunder (the “Safe Harbor Amount”) minus $1,000.00, but only if, by reason of such reduction (the “Required Reduction”), the Net After-Tax Benefit if such Required Reduction were made exceeds the Net After-Tax Benefit if such Required Reduction were not made. The “Net After-Tax Benefit” is defined as the value of the Payments net of all taxes imposed under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under applicable state and local laws which applies to Executive’s taxable income for the immediately preceding taxable year, or such rate(s) as Executive certifies as likely to apply in the relevant tax year(s).

(b) If a reduction is required pursuant to Section 4(a), unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the Required Reduction, the Company shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Determination. Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, program, practice, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(c) An initial determination as to whether the Required Reduction shall take place pursuant to this Agreement and the calculation of such Required Reduction shall be made at the Company’s expense by an accounting firm selected by the Company which is designated as one of the five largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”) together with detailed supporting calculations and documentation to the Company and Executive within 10 days of the Termination Date, or such other time as requested by the Company and, if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish to the Executive an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and Executive subject to the application of Section 4(d) below.

(d) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Executive either have been made or will not be made by the Company which, in either case, will be inconsistent with the limitations provided in Section 4(a) (hereinafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand (but not less than ten days after written notice is received by Executive) together with interest on the Excess Payment at the applicable “federal short term rate” prescribed pursuant to Code Section 1274(d)(1)(C)(i) of the Code (hereinafter the “Applicable Federal Rate”) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (i) by the Accounting Firm or the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return), (ii) pursuant to a determination by a court or the IRS, or (iii) upon the resolution to Executive’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten days of such determination or resolution together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Executive until the date of payment.

5. Successors; Nonalienation.
5.1 Successors.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns.
(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.

5.2 Nonalienation.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

6. Applicable Law; Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof. Any legal actions concerning the Agreement may be brought only in the United States district court for the Southern District of Texas, Houston Division.

7. Costs of Proceedings.  Each Party shall pay its own costs and expenses in connection with any legal proceeding (including arbitration), relating to the interpretation of enforcement of any provision of this Agreement, except that the Company shall pay such costs and expenses, including attorneys’ fees and disbursements, of Executive if Executive prevails in such proceeding.

8. Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

9. Non-exclusivity of Rights.  Subject to Section 2.2(a), nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or reduce such rights as Executive may have under any other agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any Company plan, program, practice or arrangement shall be payable in accordance with such plan, program, practice or arrangement except as explicitly modified by this Agreement.

10. Restrictive Covenants.

(a) In consideration of the provision to the Executive of the Severance Benefits, Executive agrees that: Executive will not at any time, except with the prior written consent of the Company, directly or indirectly, reveal to any person, entity or other organization (other than the Company or its employees, officers, directors or agents) or use for Executive’s own benefit any Confidential Information. Notwithstanding anything in this Section 10 to the contrary, in the event that Executive becomes legally compelled to disclose any Confidential Information, Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Executive will furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and Executive will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded for any such Confidential Information.

(b) During the period beginning on any Termination Date which occurs after a Change in Control and ending on the first anniversary of such Termination Date (the “Restricted Period”),Executive will not, without the Company’s express written consent, directly or indirectly, solicit, induce or attempt to induce any employees, agents or consultants of the Company or its subsidiaries or affiliates to do anything from which Executive is restricted by reason of this Agreement nor will Executive, directly or indirectly, solicit, induce or aid others to solicit or induce any employees, agents or consultants of the Company or any of its subsidiaries or affiliates to terminate their employment or engagement with the Company or any of its subsidiaries or affiliates and/or to enter into an employment, agency or consultancy relationship with Executive or any other person or entity with whom Executive is affiliated.

(c) During the Restricted Period, Executive will not, without the Company’s express written consent, directly or indirectly, own, manage, operate, control, render service to, or participate in the ownership, management, operation or control of any Competitor (as defined below) anywhere in the United States or in any non U.S. jurisdiction in which the Company is engaged or plans to engage in business as of the Termination Date; provided, however, that Executive will be entitled to own shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or the Nasdaq Stock Market which represent, in the aggregate, not more than 1% of such corporation’s fully-diluted shares. For purposes of this Agreement, “Competitor” means any company, other entity or association or individual that directly or indirectly is engaged in (i) the business of oil or gas exploration or production or (ii) any other business in which the Company or any of its subsidiaries is engaged as of the Termination Date.

11. Modification and Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12. Withholding.  Notwithstanding any other provision of this Agreement, the Company may, to the extent required by law, withhold federal, state and local income and other taxes from any payments due Executive hereunder.

13. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. Section 409A of the Code.  Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Section 409A and the applicable Treasury Regulations thereunder and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or the Treasury Regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion for certain short-term deferral amounts under Section 409A. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

15. Definitions.

“Accounting Firm” shall have the meaning set forth in Section 4(c).

“Accrued Compensation” means all amounts earned or accrued through the Termination Date in accordance with Company policies but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (iii) accrued and unused vacation pay, and (iv) earned but unpaid bonus amounts.

“Applicable Federal Rate” shall have the meaning set forth in Section 4(d).

“Base Salary” means the greater of Executive’s annual base salary (i) at the rate in effect immediately prior to the Termination Date or (ii) at the highest rate in effect at any time during the 90 day period before the Change in Control.

“Bonus Amount” means the average of the annual cash bonuses paid or payable during the three full fiscal years ended before the Termination Date or, if greater, the three full fiscal years ended before the Change in Control (or, in each case, such lesser period for which annual cash bonuses were paid or payable to Executive); provided that, in the event Executive has not been employed by the Company for a full fiscal year, the Bonus Amount shall equal Executive’s target annual cash bonus during the year in which the Termination Date occurs.

“Cause” means (i) Executive’s willful failure or refusal to satisfactorily perform his duties or obligations in connection with his employment, (ii) Executive’s having engaged in willful misconduct, gross negligence or a breach of fiduciary duty, or Executive’s material breach of this Agreement or of any Company policy, (iii) Executive’s conviction of, or a plea of nolo contendere to, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or dishonesty, (iv) Executive’s unlawful use or possession of illegal drugs on the Company’s premises or while performing his duties and responsibilities hereunder or (v) Executive’s commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any of its subsidiaries or affiliates, provided that, in each case (except for circumstances described in clauses (iii), (iv) or (v) above), the Company shall provide Executive with written notice specifying the circumstances alleged to constitute Cause, and, if such circumstances are susceptible to cure, Executive shall have 30 days following receipt of such notice to cure such circumstances.

A “Change in Control” shall be deemed to have occurred if (i) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, but excluding the Company, any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries or the Murphy Family) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (ii) a merger or other business combination, which has been approved by the stockholders of the Company, is consummated with or into another corporation a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the voting power in such corporation; or (iii) a sale or other disposition of all or substantially all of the assets of the Company is consummated other than to an entity more than 50% of the voting power of which is owned, directly or indirectly, by the stockholders of the Company immediately after such sale or other disposition.

Notwithstanding anything contained in this Agreement to the contrary, if Executive’s employment is terminated before a Change in Control and Executive reasonably demonstrates that such termination (i) was at the request of a third-party who has indicated an intention to take or has taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third-Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to Executive shall mean the date immediately before the date of such termination of Executive’s employment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Equity Awards” shall have the meaning set forth in Section 2.1(b)(iii).

“Competitor” shall have the meaning set forth in Section 10(c).

“Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary, (i) any and all non-public, confidential or proprietary information of the Company or any of its subsidiaries or affiliates, (ii) any information of the Company or any of its subsidiaries or affiliates that gives the Company or any of its subsidiaries or affiliates a competitive business advantage or the opportunity of obtaining such advantage, (iii) any information of the Company or any of its subsidiaries or affiliates the disclosure or improper use of which would reasonably be expected to be detrimental to the interests of the Company or any of its subsidiaries or affiliates and (iv) any trade secrets of the Company or any of its subsidiaries or affiliates. Confidential Information also includes any non-public, confidential or proprietary information about, or belonging to, any third- party that has been entrusted to the Company or any of its subsidiaries or affiliates. The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of an impermissible disclosure by Executive, or at Executive’s direction or is provided to Executive by an independent third-party that is under no obligation of confidentiality to the Company with respect to such information.

“Determination” shall have the meaning set forth in Section 4(c).

“Dispute” shall have the meaning set forth in Section 4(c).

“Disability” means, as determined by the Company in good faith, any medically determinable physical or mental impairment resulting in Executive’s inability to engage in any substantial gainful activity, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excess Payment” shall have the meaning set forth in Section 4(d).

“Excise Tax” shall have the meaning set forth in Section 4(a).

“Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s base salary, annual bonus opportunity or long-term incentive award opportunity, (ii) relocation of the geographic location of Executive’s principal place of employment by more than 50 miles from Executive’s principal place of employment, (iii) a material breach by the Company of this Agreement or (iv) a material reduction in Executive’s authority, duties or responsibilities, provided that, in each case, (A) Executive shall provide the Company with written notice specifying the circumstances alleged to constitute Good Reason within 90 days following the first occurrence of such circumstances, (B) the Company shall have 30 days following receipt of such notice to cure such circumstances, and (C) if the Company has not cured such circumstances within such 30-day period Executive shall terminate his employment not later than 60 days after the end of such 30-day period.

Any event or condition described in clauses (i) to (iv) above which occurs before a Change in Control but which Executive reasonably demonstrates (A) was at the request of a Third-Party, or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred before the Change in Control and without regard to the notice and cure provisions hereof which shall not apply with respect to such event or condition.

“Immediate Family” of a person means such person’s spouse, children, siblings, mother-in-law and father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.

“IRS” shall have the meaning set forth in Section 4(d).

“Murphy Family” means (a) the C.H. Murphy Family Investments Limited Partnership, (b) the estate of C.H. Murphy, Jr., and (c) siblings of the late C.H. Murphy, Jr. and his and their respective Immediate Family.

“Net-After-Tax Benefit” shall have the meaning set forth in Section 4(a).

“Notice of Termination” means, following a Change in Control, a written notice of termination from the Company to Executive which indicates the specific termination of termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

“Payments” shall have the meaning set forth in Section 4(a).

“Release of Claims” shall have the meaning set forth in Section 2(d).

“Required Reduction” shall have the meaning set forth in Section 4(a).

“Restricted Period” shall have the meaning set forth in Section 10(b).

“Safe Harbor Amount” shall have the meaning set forth Section 4(a).

“Section 409A” shall have the meaning set forth in Section 2.1(c).

“Separation from Service” shall have the meaning set forth in Section 2.1(c).

“SERP” means the Company’s Supplemental Executive Retirement Plan, as restated effective as of January 1, 2008.

“SERP Liabilities” shall have the meaning set forth in Section 2.2(f).

“Severance Amounts” shall have the meaning set forth in Section 2.1(d).

“Severance Benefits” means the amounts and benefits paid or provided pursuant to Section 2.1(b).

“Specified Employee” shall have the meaning set forth in Section 2.1(c).

“Successors and Assigns” means a corporation or other entity which has acquired or succeeded to all or substantially all or the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

“Termination Date” shall mean in the case of Executive’s death, Executive’s date of death, in the case of a resignation by Executive from Executive’s employment with the Company, the last day of Executive’s employment and in all other cases involving a termination of Executive’s employment with the Company, the date specified in the Notice of Termination; provided, however, that if Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to Executive, provided that Executive shall not have returned to the full-time performance of Executive’s duties during such period of at least 30 days.

“Third-Party” shall have the meaning set forth in the definition of Change in Control.

“Trust” shall have the meaning set forth in Section 2.1(f).

“Underpayment” shall have the meaning set forth in Section 4(d).

16. Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

MURPHY OIL CORPORATION
By:
Name: [●]
Title: [●]

EXECUTIVE
By:
Name: [●]